Exhibit 99.4


                             COMPENSATION AGREEMENT


     This Agreement is made this 1st day of September, 2000 by and between Enter Tech Corporation, a Nevada corporation ("Enter Tech") and Wesley S. Gray ("Employee").

                                    RECITALS

     A. Employee is currently employed by Enter Tech and receives a salary of $24,000 per year payable bi-weekly.

     B. Employee wishes to accept as payment for Employee's services to Enter Tech that portion of Employee's salary, which is in excess of the current minimum wage in Enter Tech common stock ("Stock").

     NOW, THEREFORE,  Enter Tech and Employee agree as follows:

     1. With respect to all accrued and unpaid compensation of Employee as of the date hereof, Employee agrees that Employee shall be paid that portion of such compensation as is equal to the current federal minimum wage in cash and the balance of Employee's compensation shall be paid in common stock of Enter Tech. Compensation payable with Stock in excess of the minimum wage shall be the net amount payable to the Employee with taxes, and other withholdings withdrawn.

     2. Employee wishes to receive future compensation in excess of the minimum wage in Enter Tech common stock until such time as Employee or Enter Tech wish to change this arrangement by giving a 3-day written notice.

     3. Enter Tech common stock shall be valued at the mean of the highest and lowest sale prices for such stock on the last day of the each payroll period until such a time this agreement is voided as per paragraph 2 of this Agreement. The Enter Tech stock shall be issued upon the filing of a Registration Statement on Form S-8 to be filed under the Securities Act of 1933. Enter Tech hereby agrees to use its best efforts and due-diligence to prepare and file such Registration Statement as soon as reasonably possible after the date hereof.

     4. This Agreement shall be construed and enforced in accordance with the laws of the state of Colorado. It shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement modifies the current employment relationship between Enter Tech and Employee only with respect to the subject matter hereof and in all other respects, such agreement shall remain in affect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ENTER TECH CORPORATION,                     EMPLOYEE
a Nevada corporation

By: /s/ Sam Lindsey                         /s/ Wesley S. Gray
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